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                                                                    EXHIBIT 99.1


                                   [PGA LOGO]

PGA Contacts:    James C. Hunt                           Ken Bramlett, Jr.
                 Chief Financial Officer                 Senior Vice President
                 704-442-5105                            704-442-5106


                 PERSONNEL GROUP OF AMERICA ANNOUNCES SIGNING OF
              DEFINITIVE RESTRUCTURING AGREEMENTS ON EXPECTED TERMS


CHARLOTTE, NC (March 17, 2003) -- Personnel Group of America, Inc. (OTCBB:
PRGA), today announced the execution of definitive agreements with certain of its creditors, including the holders of approximately $110.0 million (or 96%) of its outstanding 5.75% Convertible Subordinated Notes due 2004 and approximately $43.8 million (or 42%) of its senior revolving credit debt, to effect the financial restructuring of PGA's balance sheet. Pursuant to the definitive agreements, the participating 5.75% noteholders will exchange their 5.75% Notes with the Company and receive the following for each $1,000 in principal amount of notes exchanged:

o    $28.75 in cash;

o    190.9560 shares of newly issued shares of PGA common stock; and

o 9.5242 shares of Series B preferred stock of PGA, each share of which will be convertible into 100 shares of common stock of PGA and will automatically convert into shares of common stock upon any amendment to PGA's charter increasing the authorized number of shares of common stock. The Series B preferred stock will vote on all matters with the common stock as if converted, will have a liquidation preference of $.01 per share, and otherwise will have no greater rights or privileges than the common stock.

Following completion of the notes exchange contemplated in the definitive restructuring agreements, the participating noteholders will own approximately 82% of PGA's then outstanding common stock (assuming for this purpose that all shares of Series B preferred stock have been converted) and the existing shareholders (who will retain their PGA shares) approximately 18%.

Also, as announced previously, PGA and its senior revolving credit lenders who are parties to the definitive agreements have secured options from the non-participating senior lenders to acquire the non-participating senior lenders' interests in the revolving credit facility.

The Company plans to file with the Securities and Exchange Commission copies of the definitive restructuring agreements as exhibits to a Current Report on Form 8-K.

Pursuant to the definitive restructuring agreements, PGA has amended its shareholder rights plan to exempt the execution of the definitive agreements, and the transactions contemplated therein, from triggering rights under that plan.

PGA expects to close the financial restructuring in the first half of 2003. Completion is subject to a number of conditions, however, and there can be no assurance that the Company will be able to complete the proposed restructuring as planned or at all.


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PGA Announces Definitive Restructuring Agreement
Page 2
March 17, 2003


About PGA

Personnel Group of America, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company's IT Services operations now operate under the name "Venturi Technology Partners" and its Commercial Staffing operations operate as "Venturi Staffing Partners" and "Venturi Career Partners."

Forward-looking Statements

Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that may affect PGA's future operating results or financial position. These statements may be identified by words such as "estimate," "forecast," "plan," "intend," "believe," "should," "expect," "anticipate," or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following: the risk that the Company may not be able to satisfy the conditions to completion of the proposed financial restructuring, including without limitation the Company's ability to arrange a new asset-based loan or other senior financing on satisfactory terms or, in the event that PGA is not able to arrange a new asset-based loan on satisfactory terms, the Company's ability to obtain the approval of the restructuring from the Company's existing senior revolving credit lenders; although the Company believes that the listing and trading of its common stock on the OTC Bulletin Board satisfies the indenture requirement applicable to PGA's Convertible Subordinated Notes that such common stock must be either listed for trading on a U.S. national securities exchange or approved for trading on an established automated U.S. over-the-counter trading market, the risk that a court might determine otherwise following a challenge; an Internal Revenue Service audit of the Company's income tax returns and the risk that the amount of any expected or previously received income tax refunds could be adjusted following any such audit; changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries; adverse changes in credit and capital markets conditions that may affect the Company's ability to obtain financing on favorable terms; economic declines that affect the Company's liquidity or ability to comply with its loan covenants or covenants included in the definitive agreements; the risks of defaults under the Company's credit agreements or the demand by any holder of the Company's Convertible Subordinated Notes for repayment following the occurrence of a repurchase event under the indenture applicable to its Convertible Subordinated Notes; continuing weakness or reductions in corporate information technology spending levels; adverse changes to management's periodic estimates of future cash flows that may affect management's assessment of its ability to fully recover its intangible assets; reductions in the supply of qualified candidates for temporary employment or the Company's ability to attract qualified candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the Company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for PGA's services, or the Company's ability to maintain its profit margins; the possibility of the Company incurring liability for the activities of its temporary employees or for events impacting its temporary employees on clients' premises; the Company's success in attracting, training and retaining qualified management personnel and other staff employees; whether governments will impose additional regulations or licensing requirements on personnel services businesses in particular or on employer/employee relationships in general; and other matters discussed in this press release and the Company's SEC filings. Because long-term contracts are not a significant part of PGA's business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

THE SECURITIES TO BE ISSUED BY THE COMPANY IN THE RESTRUCTURING TRANSACTIONS WILL NOT BE AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

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